SECURITIES PURCHASE AGREEMENT

between

NEXTGEN RETAIL INC.,

Story-I Pte Ltd.,

Story-I LIMITED,

and

MICHAEL CHAN

dated as of

June 30, 2023

1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of June 30, 2023, is entered into by and between NextGen Retail Inc., a Nevada corporation (the “Buyer), Story-I Ltd., an Australian corporation (ACN 163 916 989) (“Australian Company”), and Story-I Pte Ltd., a Singapore corporation (“Singaporean Company” and, collectively with Australian Company, the “Sellers”) and Michael Chan.

Recitals

WHEREAS, PT Inetindo Infocom (“Inetindo” or the “Company”) is engaged as a retail reseller of Apple computers and other electronics (the “Inetindo Business”).

WHEREAS, Singaporean Company, a wholly-owned subsidiary of Australian Company , owns 95% of the common shares of Inetindo.

WHEREAS, the Buyer wishes to purchase from Singaporean Company the Inetindo’s common shares owned by Singaporean Company (the “Shares”), and Singaporean Company wishes to sell the Shares to Buyer, upon the terms and conditions set forth in this Agreement.

WHEREAS, after purchasing the Shares from Singaporean Company, the Buyer shall own 95% of the issued and outstanding common shares of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise .

“Agreement” has the meaning set forth in the preamble.

"ASX" means the Australian Securities Exchange.

"ASX Listing Rules" means the listing rules of the ASX.

“Audited Financial Statements” has the meaning set forth in Section 3.05.

2

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Indonesia or the United States are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.10(a).

“Consideration” has the meaning set forth in Section 2.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, loans, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars or $” means the lawful currency of the United States.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

3

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” has the meaning set forth in Section 3.10(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.10(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Knowledge of the Seller” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Parent” has the meaning set forth in the preamble.

“Party” or “Parties” shall mean the Buyer, each Seller and Michael Chan.

4

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sellers” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Union” has the meaning set forth in Section 3.19(b).

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Singaporean Company shall sell to Buyer, and Buyer shall purchase from Singaporean Company, the Shares for AUS$2,787,173 (the “Consideration”) which may be paid to Singaporean Company or Australian Company, Singaporean Company’s parent.

5

Section 2.02 Transactions Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Singaporean Company or Australian Company:

(i)  the Consideration by wire transfer to an account provided by Australian Company in writing and signed by the appropriate officers of the Australian Company and Singaporean Company; and

(ii)  this Agreement and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 5.03 of this Agreement.

(b) At the Closing, Singaporean Company or Australian Company shall deliver to Buyer:

(i)  stock certificates or other documentation evidencing the Shares; and

(ii)  this Agreement and all other agreements, documents, instruments or certificates required to be delivered by Singaporean Company or Australian Company at or prior to the Closing pursuant to Section 5.02 of this Agreement.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) on or before the tenth Business Day after all of the conditions to closing in Article V have been satisfied remotely by electronic mail, or at such other time or on such other date or at such other place or by such other method as the Australian Company and Buyer may mutually agree upon orally or in writing (the day on which the Closing takes place, the “Closing Date”).

Section 2.04 Loans Guaranteed by Seller and Seller’s Shareholders. Buyer shall replace, as soon as commercially possible but before than 30 calendar days after the Closing, the Seller and/or any Seller’s Shareholders as guarantor for the Company’s Liabilities guaranteed at the Closing by the Seller or any Seller’s Shareholders

ARTICLE III
Representations and Warranties of the Company

The Sellers and Michael Chan represent for the Company and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization, Qualification and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Indonesia and has full corporate power and authority to (a) enter into this Agreement and any other documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (b) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company represents the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution and delivery by the Company of this Agreement and any other transaction document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

6

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement consists of (i) 376,404,857 common voting shares with no par value per share, of which all shares are issued and outstanding.

(b) As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will have been duly authorized, validly issued, fully paid and non-assessable, and will be owned of record and beneficially as set forth in Section 3.02(a), (ii) all of the issued and outstanding shares of capital stock of the Company will have been issued in compliance with all applicable federal and state securities Laws, and (iii) none of the issued and outstanding shares of capital stock of the Company will have been issued in violation of any agreement, arrangement or commitment to which the Company or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) The Company represents it does not have any outstanding, authorized, or in effect any stock options, stock appreciation, phantom stock, profit participation or similar rights, or any other warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company represents there are no voting trusts, stockholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any shares of capital stock or other securities of the Company.

Section 3.03 Subsidiaries. The Company has no subsidiaries, directly or indirectly, that the Company owns, controls or has any interest in any shares or other ownership interest in any other Person.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and any other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any other transaction documents and the consummation of the transactions contemplated hereby and thereby.

7

Section 3.05 Financial Statements; Projections.

(a) Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at June 30 in each of the years 2022 and 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at May 31, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP or IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The audited balance sheet of the Company as of June 30, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of May 31, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP or IFRS.

(b) The projections of the Company as provided to the Buyer are a true and complete copy of the latest projected statements of operating revenue, income and cash flows of the Company for the fiscal years ending 2023 and 2024. Such projections (i) were based on the assumptions set forth therein which were reasonable and fair at the time they were made, and which continue to be reasonable and fair as of the Closing, and (ii) are reasonable estimates of the Company’s financial performance for the periods indicated therein in light of the assumptions made.

Section 3.06 Undisclosed Liabilities. The Company represents it has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Schedule 3.06 is a complete list of the Company’s Liabilities guaranteed by the Sellers or any of the Seller’s shareholders.

8

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, the Company represents there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation, discharge or payment of any material debts, liens or entitlements;

(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(j) any capital investment in, or any loan to, any other Person;

(k) acceleration, termination, material modification or amendment to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(l) any material capital expenditures;

(m) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

9

(n) adoption, modification or termination of any: (i) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreements, in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(p) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business, any Person, or any division thereof; or

(s) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) The Company has provided, as required, each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) and all Contracts relating to Intellectual Property, being “Material Contracts”):

(i) each Contract of the Company regardless of the aggregate consideration amount and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

10

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all collective bargaining agreements to which the Company is a party; and

(xii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) The Bond Subscription Agreement, the Governance Agreement and the Store Brand License and Operation Agreement (the “Bond Agreements”) provided by the Sellers to the Buyer are complete and there are no other agreements that modify the rights and obligations of the parties to the Bond Agreements. Further, the Indonesian language versions of the Bond Agreements are similar to the English language versions of the Bond Agreements provided by the Sellers to the Buyer.

(d) The Sellers and the Company have provided the Buyer with all agreements between the Company and PT Apple Indonesia (the “Apple Agreements”) and have taken all reasonable steps so that the Apple Agreements will continue after the Closing.

11

Section 3.09 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(ii) mechanics, carrier’s, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

(iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) The Company has provided, as required, (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.10 Intellectual Property.

(a) “Intellectual Property” means any and all trademarks and domain names; original works of authorship and related copyrights; trade secrets, whether or not patentable; designs and inventions and related patents; and similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing.

12

(b) The Company has provided, as required, all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c) The Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(d) The Company has provided, as required, all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e) The Company Intellectual Property and licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. The Company has not received any communication, and no Action has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f) The Company has provided, as required, all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or licensed Intellectual Property. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

13

Section 3.11 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. The Company owns all such inventory free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.12 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP or IFRS, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.13 Customers and Suppliers.

(a) The Company has provided, as required, each customer to whom the Company provided goods or services rendered regardless of the amount for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company represents it has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) The Company has provided, as required, (i) each supplier to whom the Company has paid consideration for goods or services rendered, regardless of amount, for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company represents it has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14 Insurance. The Company has provided, as required, a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company represents there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

14

Section 3.15 Legal Proceedings; Governmental Orders.

(a) The Company represents there are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company). No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) The Company represents there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company represents it is in compliance with the terms of each Governmental Order, as applicable. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.16 Compliance With Laws; Permits.

(a) The Company represents it has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. The Company has provided, as required, all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.17 Environmental Matters. The Company is currently and has been in compliance with all environmental laws as of the Closing Date.

Section 3.18 Employee Benefit Matters.

(a) The Company has provided, as required, a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan”, whether or not tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms.

15

(b) The Company represents each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. The Company represents all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP or IFRS. The Company represents there is no pending or, to the Company’s knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

(c) Neither the Company nor any of its Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability.

(d) The Company represents other than as required under applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(e) The Company represents neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.19 Employment Matters.

(a) The Company represents as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any employment, compensation, commissions or bonuses.

16

(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement with a labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.20 Taxes.

(a) The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects and no tax liability is due for all tax years prior to Closing. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(d) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(e) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

17

(f) The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after June 30, 2020.

(g) The Company has no Liability for Taxes of any Person (other than the Company.

Section 3.21 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain in all material respects accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of the Company.

Section 3.23 Transactions With Affiliates. There are no Contracts or other transactions between or among the Company, on the one hand, and any officer, director, employee, present or former stockholder (including any spouse, parent, sibling, descendants (including adoptive relationships and stepchildren) of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest in) or Affiliate of the Company, on the other hand (each, a “Related Party Transaction”).

Section 3.24 Foreign Corrupt Practices Act Neither the Company nor, to the Company’s knowledge, any other person associated with or acting on behalf of the Company, including, without limitation, any director, officer, agent, employee or Affiliate of the Company has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and the Company has instituted and maintains policies and procedures designed to ensure compliance therewith.

Section 3.25 Full Disclosure. No representation or warranty by the Company in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance that the Company has not disclosed to Buyer which could reasonably be expected to have a Material Adverse Effect.

18

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers and Michael Chan that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and any other transaction document to which Buyer is a party, to conduct its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and any other transaction document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any other transaction document and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Buyer.

ARTICLE V

Conditions to closing

Section 5.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

19

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 5.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All approvals, consents, filings and waivers shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(b) This Agreement and any other transaction document shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(c) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Australian Company certifying:

(i) that attached thereto are true and complete copies of all resolutions and other consents adopted by the board of directors of Australian Company authorizing and approving the execution, delivery, filing and performance of this Agreement and any other transaction document and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and consents are in full force and effect as of the Closing and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(ii) that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Company and that such organizational documents are in full force and effect as of the Closing; and

(iii) the names and signatures of the officers of Australian Company authorized to sign this Agreement or any transaction document and the other documents to be delivered hereunder and thereunder.

(d) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Australian Company certifying:

(i) that attached thereto are true and complete copies of all resolutions and other consents adopted by the board of directors of Australian Company authorizing and approving the execution, delivery, filing and performance of this Agreement and any other transaction document and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and consents are in full force and effect as of the Closing and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby; and

(ii) the names and signatures of the officers of Australian Company authorized to sign this Agreement or any transaction document and the other documents to be delivered hereunder and thereunder.

20

(e) The Company shall have executed contracts with all distributors required by the Buyer prior to Closing.

(f) The Company shall have delivered to Buyer (i) a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and (ii) a foreign qualification certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of each jurisdiction in which the Company has qualified, or is required to qualify, to do business as a foreign corporation.

(g) The Company shall have delivered, or caused to be delivered, to Buyer each of the following, each in form and substance satisfactory to Buyer:

(i) stock certificates evidencing the Shares;

(ii) an opinion of legal counsel to the Australian Company and the Company regarding the legality of the transactions contemplated herein;

(iii) resignations of the Company’s officers and directors specifically requested by the Buyer

(iv) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(h) The Company shall have fully complied with, or obtained appropriate consents or waivers with respect to, its obligations under each of the agreements or other documents, including with respect to any outstanding rights of first refusal, rights of first offer, pre-emptive rights or anti-dilution rights or redemption or repurchase rights.

(i) The Company shall have caused all Key Employees to execute and shall deliver to Buyer copies of non-competition, non-solicitation, non-hire, non-disclosure and assignment of inventions agreement executed by each such Key Employee effective for the duration of such employee’s employment and one (1) year thereafter, in form and substance reasonably acceptable to Buyer and the directors of the Company.

(j) The ASX approving Australian Company’s proposal to dispose of its main undertaking, being the Company, pursuant to ASX Listing Rule 11.1.

(k) Australian Company satisfying all of the conditions imposed by ASX in granting the approval pursuant to ARTICLE 5.02(i), including but not limited to, Australian Company obtaining the approval of its shareholders for the purposes on ASX Listing Rule 11.2 and for all other purposes.

21

(l) The Company, upon the execution of this Agreement but after an announcement is released on ASX by Australian Company, must publish an announcement in local newspapers pursuant to Indonesian law.

(m) The Company shall receive approval from all lenders whose Liabilities are classified as “Borrowings” on the Company’s Balance Sheet.

(n) The Company has notified its employees pursuant to Indonesia’s “Manpower Law”.

Section 5.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All approvals, consents and waivers shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(b) This Agreement and any other transaction document shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company.

(c) The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder.

(d) Buyer shall have delivered to Story-I Limited. or Singaporean Company cash in an amount equal to the Consideration due at Closing to accounts designated in writing by Australian Company to Buyer.

ARTICLE VI

Covenants

Section 6.01 Affirmative Covenants. Unless the Company has received the prior written consent or waiver of the Buyer, the Company shall be subject to each of the following covenants:

(a) The Company shall at all times maintain (i) under the Laws of Indonesia its valid corporate existence and good standing, (ii) its due license and qualification to do business and good standing in each jurisdiction and, following the date of this Agreement, each other jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and (iii) all Permits necessary to the conduct of its businesses.

(b) The Company shall comply with all Laws applicable to it or its business, properties or assets, the violation of which would reasonably be expected to have a Material Adverse Effect.

(c) The Company shall comply with (i) all credit agreements in all respects and (ii) all other contractual obligations as such obligations become due to the extent to which the failure to so comply with such other contractual obligations would reasonably be expected to have a Material Adverse Effect, unless and to the extent such obligations are being contested in good faith by appropriate proceedings and adequate reserves (as determined in accordance with GAAP or IFRS) have been established on its books and financial statements of the Company for such obligations.

22

(d) The Company shall pay and discharge all Taxes due and owing by the Company before the same becomes delinquent and before penalties accrue thereon, unless and to the extent such Taxes are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP or IFRS) have been established on the books and financial statements of the Company for such Taxes.

(e) The Company shall pay when due all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax). Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(f) The Company shall pay and discharge all material claims for labor, material and supplies which, if unpaid and delinquent, would become under applicable Law a Lien upon property of the Company, unless and to the extent such claims are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP or IFRS have been established on the books and financial statements of the Company for such claims.

(g) The Company shall maintain and keep its properties and assets in good repair, working order and condition, ordinary wear and tear excepted.

(h) The Company shall maintain with financially sound and reputable insurance companies (i) property and casualty and other insurance covering risks and hazards of such types and in such amounts as are required by Law or customary for adequately-insured companies of similar size engaged in similar industries and lines of business, and (ii) directors and officers liability insurance with appropriate coverage per occurrence/in an amount per occurrence and on terms and conditions satisfactory in all material respects to Buyer.

(i) The Company shall keep adequate books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements, which books, accounts and records shall fairly present in all material respects the financial condition and results of operations of the Company.

(j) The Company shall (i) own, exclusively or jointly with other Persons, all right, title and interest in and to, or have a valid license for, and shall maintain all material Intellectual Property necessary to the conduct of its business, free and clear of Encumbrances, (ii) enter into and maintain in full force and effect binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (A) assign to the Company any ownership interest and right they may have in the Company Intellectual Property and (B) acknowledge the Company’s exclusive ownership of all Company Intellectual Property, and (iii) remain in full compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

23

(k) The Company shall refrain from entering into any transactions with any directors, officers, shareholders, employees or other Affiliates without the consent of a majority of disinterested directors of the Company.

(l) The Company shall perform and observe all of its obligations and covenants set forth in this Agreement.

(m) Australian Company shall comply with any and all requirements imposed by ASX in connection with the sale of the Company and further ensure that it complies at all times with the ASX Listing Rules (including in particular the continuous disclosure requirements) and the Corporations Act (Cth) 2001, as applicable.

(n) The Australian Company and the Singaporean Company shall change their names to remove “Story-I” from their corporate names. Both the Australian Company and the Singaporean Company shall not use the name “Story-I” in their businesses and take all action necessary to transfer the Intellectual Property rights to the name “StoryI”.

(o) Each Seller shall maintain its corporate existence and good standing in its jurisdiction of formation, and shall not take any actions to dissolve, until the later to occur of (i) the date that is one year following the Closing Date; and (ii) the date that there are no unresolved indemnification claims brought by Buyer under Article VII.

Section 6.02 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to conduct the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII

Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is nine months from the Closing Date, except for the representations contained in Section 3.20 which shall remain in full force and effect until December 31, 2025. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII, the Sellers and Michael Chan shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, up to the amount of the Consideration, incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

24

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Sellers pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Sellers pursuant to this Agreement;

(c) any undisclosed and unrecorded liabilities of the Company.

Section 7.03 Payments. Once a Loss is agreed to by the Sellers and/or Michael Chan or finally adjudicated to be payable pursuant to this ARTICLE VII, the Sellers and/or Michael Chan shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should a Person not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten (10) percent. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 7.04 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.05 Effect of Investigation. Neither the representations, warranties and covenants of the Company, nor the right to indemnification of any Buyer Indemnitee making a claim under this ARTICLE VII with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of an Buyer Indemnitee (including by any of its Representatives) or by reason of the fact that an Buyer Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of an Buyer Indemnitee’s waiver of any condition set forth in Section 5.02.

Section 7.06 Exclusive Remedies. Subject to Section 8.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

25

ARTICLE VIII

Miscellaneous

Section 8.01 Public Announcements. No Party hereto shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the other Party, except for any press release, public announcement or other public disclosure that is required by applicable law, including the ASX Listing Rules, or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure the disclosing party shall have given written notice to the non-disclosing party describing in reasonable detail the proposed content of such disclosure and shall permit the non-disclosing party to review and comment upon the form and substance of such disclosure.

Section 8.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.03 Notices. Except as otherwise provided in this Agreement, any and all notices under this Agreement shall be effective (a) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first business day after being sent by express mail, receipt confirmed telecopy, or commercial overnight delivery service providing a receipt for delivery, (c) on the date of hand delivery, (d) by Electronic Transmission or (e) on the date actually received, if sent by any other method. In order to be effective, all such notices shall be addressed, if to the Company, at the address of the Company’s principal office as set forth in the books and records of the Company, and if to a Member or a Manager, at the last address of record on the Company books:

If to the Sellers:	Story-I Ltd.
c/o Level 1, 247 Oxford Street
Leederville WA 6007
Australia

If to Michael Chan:	Story-I Ltd.
c/o Level 1, 247 Oxford Street
Leederville WA 6007
Australia

If to Buyer:	Loic Gautier
c/o Society Pass Incorporated
AIA Central, 38th Floor
Jl. Jenderal Sudirman No.Kav. 48A
Karet Semanggi, Kecamatan Setiabudi
Kota Jakarta Selatan, Daerah Khusus Ibukota Jakarta 12930

Section 8.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

26

Section 8.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07 Entire Agreement. This Agreement and any other transaction document constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including any term sheets or written negotiations by and between Buyer and the Company.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that prior to the Closing Date, Buyer may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.09 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

27

Section 8.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF SINGAPORE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)  The Parties hereby irrevocably submit to the jurisdiction of the courts of Singapore solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated herein in this Agreement. The Parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated herein in this Agreement, or with respect to any such action or proceeding, shall be heard and determined in such Singapore court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The Parties hereby waive, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. The Parties hereby waive, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.03 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof for the purpose of any Action against a Party hereto with respect to the subject matter of, or related to, this Agreement or the transactions contemplated herein in this Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

28

Section 8.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail that includes a pdf signature, or in the form of an electronic signature. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.14 Termination. If this Agreement is terminated by a Seller or if the Closing does not occur by October 31, 2023, for any reason except as a result of a breach of this Agreement by the Buyer, then in consideration of the Buyer’s expenses related to the negotiation and preparation of this Agreement and of all related transactional documentation, due diligence and legal representation, the Australian Company shall pay to the Buyer, provided that the Buyer is not then in default of its obligations under this Agreement, an amount equal to $500,000 (the “Break Up Fee”). Notwithstanding the foregoing, no Break-Up Fee will be due to the Buyer if the Buyer is in breach of this Agreement or any of the Buyer’s representations in Article IV are untrue.

If this Agreement is terminated by the Buyer or if the Closing does not occur on or before ten Business Days after the conditions in Article V have been satisfied, for any reason except as a result of a breach of this Agreement by the Seller, then in consideration of the Seller’s expenses related to the negotiation and preparation of this Agreement and of all related transactional documentation, due diligence and legal representation, the buyer shall pay to the Australian Company, provided that the Buyer is not then in default of its obligations under this Agreement, an amount equal to the Break Up Fee. Notwithstanding the foregoing, no Break-Up Fee will be due to the Australian Company if any Seller is in breach of this Agreement or any of a Seller’s representations in Article IV is untrue.

The Sellers and Buyer agree and stipulate that the Break Up Fee is reasonable and appropriate in light of the commitments that have been made and the efforts that have and shall be expended by each Party and is necessary to induce the Parties to pursue the transactions contemplated hereby under the terms of this Agreement. The Break Up Fee also shall serve as liquidated damages with respect to any claims the Parties may have against each other in connection with the failure to close the sale of the Shares to the Buyer as contemplated by this Agreement and each Party shall provide a release to the other Parties of any and all such claims upon payment of the Break Up Fee.

[signature page follows]

29

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NextGen Retail Inc.

/s/ Loic Gautier

Name: Loic Gautier

Designation: President

Story-I Pte. Ltd.

/s/ Tang Hong Kee

Name: Tang Hong Kee

Designation: Director

EXECUTED by STORY-I LIMITED (ACN 163 916 989) in accordance with section 127 of the Corporations Act 2001 (Cth):	) )

/s/ Michael Chan		/s/ Djohan Widodo
Signature of director		Signature of director/secretary

Michael Chan		Djohan Widodo
Name of director (please print)		Name of director/secretary (please print)

Michael Chan

/s/ Michael Chan

Signature Page to Securities Purchase Agreement

30